Exhibit 10.54

SETTLEMENT AGREEMENT

This Settlement and Release Agreement (“Agreement”) is entered into by and between Public Media Works, Inc, a Delaware corporation (“PMW”), Corbin Bernsen (“Bernsen”) and George Mainas (“Mainas”), on the one hand, and Michael Wittlin (“Wittlin”), on the other hand. The parties to this Agreement are sometimes referred to individually as a “Party” and collectively as “Parties.” PMW, Bernsen and Mainas are sometimes collectively referred to as the “PMW Parties”. This Agreement will become effective upon the full execution and delivery of this Agreement.

RECITALS

A. Bernsen is an officer, director, stockholder and noteholder of PMW, and Mainas is a director, stockholder and noteholder of PMW.

B. Wittlin is a former employee, shareholder and noteholder of PMW.

C. The Parties desire to resolve and settle the disputes and controversies between them.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the recitals set forth above, which are incorporated herein by reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Conversion of Promissory Note; Satisfaction of All Obligations. PMW and Wittlin shall enter into the Promissory Note Conversion Agreement in the form attached hereto (the “Note Conversion Agreement”) pursuant to which Wittlin shall convert the amount of $177,680 of outstanding principal and interest under the Promissory Note dated as of July 18, 2005 in the principal amount of $180,000 (the “July 2005 Note”), into 3,553,600 shares of PMW common stock. PMW shall issue the common stock to Wittlin upon (i) execution of this Agreement by all Parties; (ii) execution of the Note Conversion Agreement by PMW and Wittlin; (iii) the delivery by Wittlin to PMW of the original July 2005 Note marked “PAID IN FULL”; and (iv) the filing of any required documentation by PMW for an exemption under applicable state securities laws relating to the issuance of such shares; provided, however, PMW agrees to file any such required documentation and issue a treasury order to its transfer agent for such shares within ten (10) business days after the execution of this Agreement by all parties. Wittlin acknowledges and agrees that his receipt of the PMW common stock and payment provided under this Agreement constitutes complete and full satisfaction of all PMW obligations under the July 2005 Note, and except for the obligations of PMW in this Agreement, PMW shall have no further obligations to Wittlin whatsoever.

2. Perelman Note. Simultaneous with the execution of this Agreement, PMW and Eric and Sharon Perelman shall enter into the Acknowledgement of Payment and Release (“Perelman Acknowledgement”) , in a form satisfactory to PMW, pursuant to which PMW shall repay the amounts due and owing under the Promissory Note dated October 1, 2004 in the principal amount of $24,000 (the “Perelman Note”). The obligations of PMW and Wittlin to one another under this Agreement shall be independent of the obligations under the Perelman Acknowledgment.

3. Payment. PMW agrees to and shall pay to Wittlin the amount of Fourteen Thousand Dollars ($14,000.00) in cash or good funds.

4. Releases.

a. Each of the PMW Parties releases and discharges Wittlin and his agents, and attorneys from any and all liabilities, claims, loss, damages, defenses, fees and costs (including costs of suit and attorneys’ fees and expenses) of whatever nature, character, type, or description, whether known or unknown, existing or potential, matured or unmatured, liquidated or unliquidated, direct or consequential, suspected or unsuspected, or foreseen or unforeseen, asserted in or relating to PMW or its past or present business and operations whatsoever, including, without limitation, the July 2005 Note, the Perelman Note, any and all issuances of PMW stock or equity, or Wittlin’s previous employment with PMW.

b. Wittlin releases and discharges PMW and its past and present agents, attorneys, officers, directors, members, parents and subsidiaries, and Bernsen and Mainas, from any and all liabilities, claims, loss, damages, defenses, fees and costs (including costs of suit and attorneys’ fees and expenses) of whatever nature, character, type, or description, whether known or unknown, existing or potential, matured or unmatured, liquidated or unliquidated, direct or consequential, suspected or unsuspected, or foreseen or unforeseen, asserted in or relating to PMW or its past or present business and operations whatsoever, including, without limitation, the July 2005 Note, the Perelman Note, any and all issuances of PMW stock or equity, or Wittlin’s previous employment with PMW.

5. California Civil Code Section 1542.

The Parties each acknowledge, warrant, and represent that they have been advised by their respective attorneys concerning, and that they are familiar with, section 1542 of the California Civil Code (“Section 1542”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

In waiving the provisions of Section 1542, the Parties each acknowledge that they may have sustained damages, losses, costs, or expenses that presently are unknown and unsuspected, and that such damages, losses, costs, or expenses as may have been sustained may give rise to additional damages, losses, costs, or expenses in the future. The Parties further acknowledge that they have negotiated this Agreement taking into account such presently unsuspected and unknown damages, losses, costs, and expenses, and the Parties expressly waive any and all rights that they have under Section 1542 or under any other state or federal statute, rule, or common law principle, in law or in equity, of similar effect.

6. No Assignment. Each Party represents and warrants that it has made no assignment, and will make no assignment of, and that no other person or entity of any kind had an interest in, any claim, demand, obligation, interest, action, causes of action, chose in action, right of action, debt, liability, right, contract, damage, attorneys’ fee, cost, expense or loss released herein.

7. No Action on Released Claims. The Parties covenant and agree never to, or threaten to, commence, prosecute, or cause to be commenced or prosecuted, any action or other proceeding against the other based upon any claim, demand, obligation, interest, action, cause of action, chose in action, right of action, debt, liability, right, contract, damage, defense, attorneys’ fees, cost, expense or loss released herein.

8. Parties to Bear Own Fees and Costs. The Parties shall bear their own attorneys’ fees, costs, and expenses in connection with the negotiation for and preparation of this Agreement, and the performance of all obligations under the Agreement. However, in the event a Party is required to institute an action to enforce or interpret this Agreement, the prevailing party shall recover its reasonable attorneys’ fees and costs.

9. Joint Preparation. Each of the Parties hereto has cooperated in the drafting and preparation of this Agreement and has been advised by its attorneys regarding the terms, effects, and consequences of this Agreement. Accordingly, in any construction to be made of this Agreement, this Agreement shall not be construed as having been drafted solely by any one or more of the Parties.

10. Governing Law. This Agreement shall be interpreted, and the rights and duties of the Parties shall be determined, in accordance with the laws of the State of California. Any action brought to enforce the provisions of this Agreement shall be commenced in Van Nuys, California.

11. Denial of Liability. The Parties acknowledge and agree that (a) each of them has denied, and continues to deny, any and all liability and wrongdoing alleged in connection with the subject matter of this Agreement, and (b) the execution and delivery of this Agreement by the Parties is not intended to be, and shall not constitute, an admission of any liability or wrongdoing on the part of any of them with respect to any of the matters being released.

12. Entire Agreement. This Agreement and the Note Conversion Agreement constitute the entire integrated agreement between the Parties and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties concerning settlement; provided, however the Separation and General Release Agreement dated July 18, 2005 between PMW and Wittlin shall remain in full force and effect. The Parties each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty, and that no representation, inducement, promise, agreement or warranty not contained in this Agreement, including, but not limited to, any purported supplements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the Parties.

13. Warranty of Authority. Any individual signing the Agreement on behalf of any corporation or other entity represents and warrants that he/she is duly authorized to execute the Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts and the counterparts signed in the aggregate shall constitute a single, original instrument.

15. Notices. Any notice required or permitted under this Agreement must be delivered such that it is physically delivered to the recipient by the date specified in the Agreement. Such delivery shall be by personal delivery, delivery by email, or delivery by fax addressed as follows:

If to any of the PMW Parties:

Public Media Works, Inc.

14759 Oxnard Street

Van Nuys, California 91411

Facsimile: (818) 904 9341

If to Wittlin:

Michael Wittlin

141 Normandy Court

Presto, PA 15142

Facsimile: (800) 478-6701

16. Necessary Acts. Each Party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

17. Time of the Essence. Time is of the essence with respect to this Agreement and all of its provisions.

18. Successor and Assigns. This Agreement shall also inure to the benefit of and by binding on the successors and assigns of the respective Parties hereto.

19. Facsimile Signature. A copy or facsimile of a signature shall have the same force and effect as an original signature.

20. Legal Representation. Each Party represents that he or it has had an opportunity to thoroughly discuss all aspects of this Agreement with the legal counsel of his or its choice and further represents that such Party fully understands all of the provisions contained herein and that such Party is voluntarily entering into this Agreement with the full knowledge of its legal significance and with the intent to be legally bound by its terms.

21. No Disparagement. Wittlin, on the on hand, and the PMW Parties, on the other hand, agree that (i) it will not make any verbal or written unflattering, negative, or otherwise disparaging remarks or comments regarding the other Party or its agents, attorneys, officers, directors, members, parents and subsidiaries to any person or entity for any reason, and (ii) they will not author, disseminate, publish or convey any unflattering, negative, or otherwise disparaging remarks, comments, or writings regarding the other Party or its agents, attorneys, officers, directors, members, parents and subsidiaries.

IN WITNESS WHEREOF, the undersigned have executed this Settlement and Release Agreement on the dates set forth below.

PUBLIC MEDIA WORKS, INC.

Dated: July 18, 2006	By:	/s/ Corbin Bernsen
Corbin Bernsen, CEO

Dated: July 18, 2006		/s/ Corbin Bernsen
Corbin Bernsen

Dated: July 18, 2006		/s/ George Mainas
George Mainas

Dated: July 17, 2006		/s/ Michel Wittlin
Michael Wittlin